Exhibit 99.1

Lightning eMotors Reports Financial Results for Fourth Quarter and Full Year 2021

–	Record full year revenue of $21.0 million, increased 131% year-over-year
–	Record full year sales of 146 zero-emission vehicles, increased 103% year-over-year
–	Record fourth quarter revenue of $4.2 million, increased 13% year-over-year
–	Announced GM partnership to strengthen our chassis supply
–	Announced today a partnership with Forest River for factory-certified Lightning repower powertrains supporting over 50,000 eligible Forest River Shuttle buses and Vans currently on the road

LOVELAND, Colo., March 28, 2022 – Lightning eMotors, Inc. (“Lightning eMotors”, “Lightning”, or the “Company”), a leading provider of zero-emission powertrains and medium-duty and specialty commercial electric vehicles for fleets, today announced consolidated results for the fourth quarter and full year ending December 31, 2021.

“The fourth quarter capped a transformational year for Lightning, as we strengthened the company by announcing new strategic OEM partnerships, increasing our sales pipeline, expanding our factory capacity, shipping new products, and adding strong executives to the leadership team,” said Tim Reeser, CEO of Lightning eMotors. “We believe we have more zero-emission Class 3-6 commercial vehicles on the road than any other US OEM, as we continued to deliver vehicles under our key contracts with Forest River and Collins Bus, among others. We shipped our first Class A double deck motorcoach, which we announced as a new product in the fourth quarter. Recently we announced key partnerships with General Motors, CATL, and Winnebago. Further, we received our first orders for electric ambulances from our agreement with REV Group announced last year. The fact that so many industry-leading commercial vehicle OEMs are choosing to partner with us validates our model and product leadership position, and the repeat customer orders we are seeing from major fleets following initial evaluations speaks to their belief in our staying power.”

Reeser continued, “Actions we took last year to address supply chain challenges around battery supply have mitigated much of the risk we faced in 2021. Chassis supply chain uncertainties that started in the summer of 2021 remain and are a key challenge now in 2022. Our engineering and supply chain teams have again taken strategic actions to help mitigate this risk. We announced the development of our own Lightning eChassis, and we entered into a partnership with General Motors. These actions and partnerships should begin to alleviate chassis-related supply constraints later in 2022 and into 2023. Moreover, our team has directed additional resources toward repower opportunities, leading to the partnership we announced today with Forest River to provide factory-certified Lightning repower powertrains to support over 50,000 eligible Forest River Shuttles buses that are on the road today. We believe we are well positioned to capture many of the commercial vehicle EV repower opportunities that have sprung up with the lack of available new commercial vehicle chassis. Lightning is the only OEM today to offer powertrains to replace ICE and EV powertrains in school buses, shuttle buses, transit buses, and motorcoaches.”

Key Company Highlights

We continue to develop relationships and partnerships with leading vocational vehicle OEMs and suppliers:

●	Lightning eMotors Joins with General Motors to Electrify Medium Duty Trucks
●	Forest River and Lightning eMotors Expand Partnership to Offer Factory-Certified All-Electric Repower Program for Shuttle Buses and Passenger Vans
●	Lightning eMotors Announces Strategic EV Battery Partnership for Supply of CATL Battery Systems
●	Lightning eMotors Reveals All-New Lightning eChassis for Electric Commercial Vehicles
●	Lightning eMotors Provides Electric Powertrain for Winnebago Industries’ First All-Electric Concept Motorhome
●	Lightning eMotors Expands Manufacturing Facility to Meet Increasing Customer Demand
●	Lightning eMotors to Supply RideCo with Zero-Emission Passenger Vans for Los Angeles County

Lightning eMotors is a leading zero-emission commercial fleet vehicle and powertrain manufacturer, with over 1.3 million miles of zero-emission commercial vehicle road experience. Lightning provides zero-emission solutions (both Battery Electric and Fuel Cell Electric) for commercial fleets, including Class 3-5 cargo and passenger vehicles, school buses, Class 5-6 work trucks, and Class 7 city buses and motorcoaches. Lightning eMotors’ ongoing focus has been on providing a broad range of premium zero-emission vehicle and powertrain platforms and charging solutions to help fleets reduce emissions, improve energy efficiency, and lower costs.

Fourth Quarter 2021 Financial Results

Fourth quarter revenue was $4.2 million, compared to $3.7 million for the prior-year period, an increase of 13% year-over-year.

Net income was $22.2 million, compared to net loss of $13.4 million during the prior year. The change in net income was primarily due to a $40.0 million gain from the non-cash change in the fair value of the earnout liability. Diluted net earnings per share was $0.28, compared to a loss of $0.42 in the prior-year period.

Adjusted EBITDA was -$15.9 million, compared to -$5.1 million during the same period in the prior year. Adjusted net loss was $20.0 million, compared to $6.9 million during the same period in the prior year. Adjusted EBITDA and adjusted net loss are non-GAAP measures. See explanatory language and reconciliation to the GAAP measures below.

2021 Annual Financial Results

Revenue was $21.0 million in 2021, compared to $9.1 million in 2020, an increase of 131% year-over-year.

Net loss was $100.8 million, compared to net loss of $37.7 million during the prior year. Basic and diluted net loss per share were $1.67, compared to $1.25 in the prior-year period.

Adjusted EBITDA was -$38.8 million, compared to -$13.2 million during the prior year. Adjusted net loss was $53.0 million, compared to $16.5 million in 2020.

We ended the quarter with $168.5 million in cash and cash equivalents on the balance sheet.

The Q4 and full year information reflects our preliminary unaudited results and is based on the information available as of the date of this announcement. The audit may require adjustments which could result in changes to the Company’s unaudited financial results included in this press release.

Order Backlog and Awarded Orders

As of March 14, 2022, the Company had an order backlog—including full vehicles, powertrain systems to be sold directly to customers, and charging systems—of approximately 1,500 units valued at $169.3 million.

The Company’s sales pipeline remains strong at $1.5 billion and is expected to grow further due to strengthening forces driving commercial fleet electrification and a larger sales force. We expect the 2021 Federal Infrastructure Bill funding programs to begin to solidify over the next two quarters, resulting in over $10 billion in new funding for medium and heavy duty commercial electric vehicles, driving customer demand for Lightning products and services.

Guidance

We continue to experience supply chain challenges involving chassis and other key components. Delays associated with any of these components may impact the timing of revenue. Fortunately, our customers remain supportive, and we have not seen any order cancellations due to delivery timing. Based on current business conditions, the Company expects:

●	First quarter revenue to be in the range of $5.0 million to $6.0 million. Approximately $7 million of potential Q1 revenue has been pushed into future quarters due to supply constraints, principally chassis.
●	First quarter vehicle and powertrain sales to be in the range of 65 units to 75 units
●	First quarter adjusted EBITDA to be in the range of -$15 million to -$17 million
●	Quarterly revenue to grow sequentially throughout 2022 as supply chain issues are managed and incremental revenue is realized from non-chassis-dependent products such as repowers and Lightning Energy

Webcast and Conference Call Information

Company management will host a webcast and conference call on March 28, 2022, at 4:30 p.m. Eastern Time, to discuss the Company's financial results.

Interested investors and other parties can listen to a webcast of the live conference call and access the Company’s fourth quarter update presentation by logging onto the Investor Relations section of the Company's website at https://ir.lightningemotors.com/.

The conference call can be accessed live over the phone by dialing 1-877-407-6910 (domestic) or +1-201-689-8731 (international).

About Lightning eMotors

Lightning eMotors has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero emission vehicle solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans and ambulances, Class 4 and 5 cargo vans and shuttle buses, Class 6 work trucks and school buses, Class 7 city buses, and Class A motorcoaches. The Lightning eMotors’ team designs, engineers, customizes, and manufactures ZEVs to support the wide array of fleet customer needs, with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit  https://lightningemotors.com.

Investor Relations Contact:

Brian Smith

(800) 223-0740

ir@lightningemotors.com

Media Relations Contact:

Nick Bettis

(800) 223-0740

pressrelations@lightningemotors.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the financial statements of Lightning eMotors (including guidance), its product and customer developments, its expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenues and expenses, its expectations regarding the availability and timing of components and supplies and the business plans of Lightning eMotors’ management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of Lightning eMotors considering their respective experience and perception of historical trends, current conditions and expected future developments and their potential effects on Lightning eMotors as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Lightning eMotors will be those anticipated. These forward-looking statements contained in this press release are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions and other factors include, but are not limited to: (i) those related to our operations and business and financial performance; (ii) our ability to have access to an adequate supply of motors, chassis and other critical components for our vehicles on the timeline we expect (iii) our ability to attract and retain customers; (iv) backlog amounts and sales pipeline that may not result in actual revenue or be indicative of future revenues or sales; (v) our ability to up-sell and cross-sell to customers; (vi) the success of our customers' development programs which will drive future revenues; (vii) our ability to execute on our business strategy; (viii) our ability to compete effectively; (ix) our ability to manage growth, scale up infrastructure and manage increased headcount; (x) the ability of the Company to maintain the New York Stock Exchange’s listing standards, (xi) potential business and supply chain disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, pandemics, sanctions, political unrest, war, terrorism or natural disasters; (xii) macroeconomic factors, including current global and regional market conditions, commodity prices, inflation and deflation; (xiii) federal, state, and local laws, regulations and government incentives, particularly those related to the commercial electric vehicle market; (xiv) the volatility in the price of our securities due to a variety of factors, including changes in the competitive industries in which the Company operates, variations in operating performance across competitors, changes in laws and regulations affecting the Company’s business and changes in the capital structure; (xv) planned and potential business or asset acquisitions or combinations; (xvi) the size and growth of the markets in which we operate; (xvii) the mix of products utilized by the Company’s customers and such customers’ needs for these products; (xviii) market acceptance of new product offerings; and (xix) our funding and liquidity plans. Moreover, we operate in a competitive and rapidly changing environment, and new risks may emerge from time to time. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required under applicable securities laws.

Lightning eMotors, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$4,221	$3,720	$20,992	$9,088
Cost of revenues	6,901	4,874	26,293	11,087
Gross loss	(2,680)	(1,154)	(5,301)	(1,999)
Operating expenses
Research and development	875	567	3,089	1,309
Selling, general and administrative	13,606	3,478	42,851	10,451
Total operating expenses	14,481	4,045	45,940	11,760
Loss from operations	(17,161)	(5,199)	(51,241)	(13,759)
Other (income) expense, net
Interest expense	3,833	1,741	13,367	2,983
Inducement expense	—	—	—	—
Loss from change in fair value of warrant liabilities	704	6,472	28,812	20,835
(Gain) loss from change in fair value of derivative liability	(3,949)	—	5,341	—
(Gain) loss from change in fair value of earnout liability	(39,981)	—	4,183	—
Gain on extinguishment of debt	—	—	(2,194)	—
Other expense (income), net	46	(31)	19	76
Total other (income) expense, net	(39,347)	8,182	49,528	23,894
Net Income (Loss)	$22,186	$(13,381)	$(100,769)	$(37,653)
Net income (loss) per share basic	$0.30	$(0.42)	$(1.67)	$(1.25)
Net income (loss) per share diluted	$0.28	$(0.42)	$(1.67)	$(1.25)
Weighted-average shares outstanding, basic	74,984,051	31,585,159	60,260,156	30,095,634
Weighted-average shares outstanding, diluted	78,311,597	31,585,159	60,260,156	30,095,634

Lightning eMotors, Inc.

Consolidated Balance Sheets

(in thousands, except shares)

	December 31,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$168,538	$460
Accounts receivable, net of allowance of $3,349 and $0 as of December 31, 2021 and 2020, respectively	9,172	4,122
Inventories	14,621	5,743
Prepaid expenses and other current assets	7,067	3,999
Total current assets	199,398	14,324
Property and equipment, net	4,891	2,615
Operating lease right-of-use asset, net	8,742	7,881
Other assets	379	45
Total assets	$213,410	$24,865
Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$6,021	$2,599
Accrued expenses and other current liabilities	5,045	2,944
Warrant liability	2,185	21,155
Current portion of long-term debt	—	7,954
Current portion of long-term debt - related party	—	6,225
Current portion of operating lease obligation	1,166	1,769
Total current liabilities	14,417	42,646
Long-term debt, net of debt discount	63,768	—
Long-term debt, net of current portion and debt discount - related party	—	1,649
Operating lease obligation, net of current portion	9,260	7,265
Derivative liability	17,418	—
Earnout liability	83,144	—
Other long-term liabilities	191	—
Total liabilities	188,198	51,560
Stockholders’ equity (deficit)
Preferred stock, par value $.0001, 1,000,000 shares authorized no shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, par value $.0001, 250,000,000 shares authorized as of December 31, 2021 and December 31, 2020; 75,062,642 and 32,949,507 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	8	3
Additional paid-in capital	206,768	54,097
Accumulated deficit	(181,564)	(80,795)
Total stockholders’ equity (deficit)	25,212	(26,695)
Total liabilities and stockholders’ equity (deficit)	$213,410	$24,865

Lightning eMotors, Inc.

Consolidated Statements of Cash Flows

(in thousands, except shares)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net income (loss)	$22,186	$(13,381)	$(100,769)	$(37,653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	269	99	874	362
Provision for doubtful accounts	3,207	—	3,349	—
Provision for inventory obsolescence and write-downs	917	261	917	261
Loss on disposal of fixed asset	48	—	39	—
Gain on extinguishment of debt	—	—	(2,194)	—
Change in fair value of warrant liability	704	6,472	28,812	20,835
Change in fair value of earnout liability	(39,981)	—	4,183	—
Change in fair value of derivative liability	(3,949)	—	5,341	—
Stock-based compensation	993	15	2,538	275
Amortization of debt discount	2,072	1,319	6,670	1,789
Non-cash impact of operating lease right-of-use asset	(462)	459	991	1,254
Issuance of common stock warrants for services performed	—	—	433	—
Other non-cash expenses	—	1	—	165
Changes in operating assets and liabilities:
Accounts receivable	(309)	(77)	(8,399)	(3,016)
Inventories	(4,777)	(1,064)	(9,795)	(2,017)
Prepaid expenses and other assets	131	(1,426)	(6,380)	(1,621)
Accounts payable	2,285	1,209	3,578	1,442
Accrued expenses and other liabilities	(1,179)	1,580	4,005	1,698
Net cash used in operating activities	(17,845)	(4,533)	(65,807)	(16,226)
Cash flows from investing activities
Purchase of property and equipment	(924)	(712)	(3,244)	(2,013)
Proceeds from disposal of property and equipment	46	—	55	—
Net cash used in investing activities	(878)	(712)	(3,189)	(2,013)
Cash flows from financing activities
Proceeds from convertible notes payable, net of issuance costs paid	—	300	95,000	9,679
Proceeds from Business combination and PIPE Financing, net of issuance costs paid	—	—	142,796	—
Proceeds from facility borrowings	—	—	7,000	1,000
Repayments of facility borrowings	—	—	(11,500)	—
Proceeds as part of a redemption of convertible notes payable and Series C redeemable convertible preferred stock and warrants	—	—	—	3,000
Proceeds from the exercise of Series C redeemable convertible preferred warrants	—	—	3,100	—
Proceeds from exercise of common warrants	—	—	157	—
Proceeds from issuance of Series C convertible preferred stock and preferred stock warrants	—	—	—	3,225
Proceeds for the exercise of Series C redeemable convertible preferred warrants	—	500	—	500
Payments on finance lease obligations	—	(38)	(54)	(88)
Proceeds from exercise of stock options	23	42	575	86
Net cash provided by financing activities	23	804	237,074	17,402
Net increase in cash	(18,700)	(4,441)	168,078	(837)
Cash - Beginning of year	187,238	—	460	1,297
Cash - End of period	$168,538	$(4,441)	$168,538	$460
Supplemental cash flow information - Cash paid for interest	$3,686	$223	$6,245	$864
Significant noncash transactions
Earnout liability at inception	$—	$—	$78,960	$—
Warrant liability at inception	—	—	1,253	—
Derivative liability at inception	—	—	17,063	—
Conversion of short-term convertible notes for common stock	—	—	9,679	—
Conversion of convertible notes for common stock	—	—	10,089	—
Conversion of warrant liabilities for common stock	—	—	37,580	—
Conversion of convertible notes payable into Series C redeemable convertible preferred stock	—	—	—	3,000
Finance lease right-of-use asset in exchange for a lease liability	208	—	208	—

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information among other operational metrics to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA, Adjusted EBITDA and Adjusted Net Loss

EBITDA is defined as net income (loss) before depreciation and amortization and interest expense. Adjusted EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, stock-based compensation, gains or losses related to the change in fair value of warrant, derivative and earnout share liabilities, gains or losses on extinguishment of debt and other non-recurring costs determined by management, such as Business Combination related expenses. Adjusted net loss is defined as net income (loss) adjusted for stock-based compensation expense, gains or losses related to the change in fair value of warrant, derivative and earnout share liabilities, gains or losses on extinguishment of debt and certain other non-recurring costs determined by management, such as Business Combination related expenses. EBITDA, adjusted EBITDA and adjusted net loss are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that using EBITDA, adjusted EBITDA and adjusted net loss provide an additional tool for investors to use in evaluating ongoing operating results and trends while comparing our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA, adjusted EBITDA and adjusted net loss we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of EBITDA, adjusted EBITDA and adjusted net loss may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate EBITDA, adjusted EBITDA and adjusted net loss in the same fashion.

Because of these limitations, EBITDA, adjusted EBITDA and adjusted net loss should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA, adjusted EBITDA and adjusted net loss on a supplemental basis. You should review the reconciliations of net income (loss) to EBITDA and adjusted EBITDA and net income (loss) to adjusted net loss below and not rely on any single financial measure to evaluate our business.

The following table reconciles net income (loss) to EBITDA and adjusted EBITDA for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(dollar amounts in thousands)
Net income (loss)	$22,186	$(13,381)	$(100,769)	$(37,653)
Adjustments:
Depreciation and Amortization	269	99	874	362
Interest expense	3,833	1,741	13,367	2,983
EBITDA	$26,288	$(11,541)	$(86,528)	$(34,308)
Stock-based compensation	993	15	2,538	275
Loss from change in fair value of warrant liabilities	704	6,472	28,812	20,835
(Gain) loss from change in fair value of derivative liability	(3,949)	—	5,341	—
(Gain) loss from change in fair value of earnout liability	(39,981)	—	4,183	—
Gain on extinguishment of debt	—	—	(2,194)	—
Business Combination expense	—	—	9,098	—
Adjusted EBITDA	$(15,945)	$(5,054)	$(38,750)	$(13,198)

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The following table reconciles net income (loss) to adjusted net loss for the three and twelve months ended December 31, 2021 and 2020:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$22,186	$(13,381)	$(100,769)	$(37,653)
Adjustments:
Stock-based compensation	993	15	2,538	275
Business Combination expense	-	-	9,098	—
Loss from change in fair value of warrant liabilities	704	6,472	28,812	20,835
(Gain) loss from change in fair value of derivative liability	(3,949)	-	5,341	—
(Gain) loss from change in fair value of earnout liability	(39,981)	-	4,183	—
Gain on extinguishment of debt	-	-	(2,194)	—
Adjusted net loss	$(20,047)	$(6,894)	$(52,991)	$(16,543)

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